UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2026

HARVARD BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33957	04-3306140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

84 October Hill Road

Holliston, MA 01746

(Address of Principal Executive Offices) (Zip Code)

(508) 893-8999

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HBIO	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements – John Duke

On March 6, 2026, Harvard Bioscience, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Duke Employment Agreement”) with John Duke, the Company’s Chief Executive Officer. The Duke Employment Agreement supersedes and replaces that certain employment agreement entered into with Mr. Duke on July 16, 2025.

The Duke Employment Agreement provides that Mr. Duke will receive an annual base salary of $515,000, subject to annual review beginning in 2027. The term of the Duke Employment Agreement is extended until July 16, 2027, and it shall automatically be extended for two additional years following the end of the term then in effect, subject to terms in the Duke Employment Agreement. In lieu of the annual bonus for fiscal year 2025, Mr. Duke will be eligible to be paid a cash bonus in the gross amount of $100,000, less applicable deductions and withholdings, based on the successful refinancing of the Company’s credit facility.

Mr. Duke will also be eligible to receive annual cash incentive compensation of up to 80% of his base salary, payable upon meeting objectives as determined by the Board or a committee thereof, from time to time in their sole discretion. In fiscal year 2026, Mr. Duke shall be eligible to receive annual equity grants, in the sole discretion of the Board or a committee thereof. For 2026, the target equity grant is anticipated to be 75,000 restricted stock units, post the 1:10 reverse stock split of the Company’s common stock which, as previously announced, shall take effect on March 13, 2026 (the “Reverse Stock Split”).

The Duke Employment Agreement also requires the Company to provide certain payments and benefits in the event of a termination of Mr. Duke’s employment. Such benefits include, without limitation, accrued and unpaid base salary to the date of termination, accrued and unused vacation, and in certain circumstances, target bonus amounts and other compensation earned for periods ended prior to the termination event. Severance and acceleration of vesting benefits are provided for certain termination events, including termination by the Company without cause, termination by Mr. Duke for good reason and termination in connection with a change-in-control, which are each defined in the Duke Employment Agreement. In some instances, Mr. Duke’s receipt of such payments and other benefits in connection with such a termination is subject to Mr. Duke signing a general release of claims, as provided in the Duke Employment Agreement.

Appointment of Chief Financial Officer – Mark Frost

Effective March 6, 2026, the Board of Directors of the Company appointed Mark Frost to serve as Chief Financial Officer and Treasurer of the Company. Mr. Frost served as the Company’s Interim Financial Officer and Treasurer from April 10, 2025, to March 6, 2026.

Compensatory Arrangements – Mark Frost

In connection with the appointment of Mr. Frost as the Company’s Chief Financial Officer, the Company and Mr. Frost entered into an Amended and Restated Employment Agreement (the “Frost Employment Agreement”) dated March 6, 2026. The Frost Employment Agreement supersedes and replaces that certain letter agreement dated April 10, 2025.

The Frost Employment Agreement provides that Mr. Frost will receive an annual base salary of $375,000, subject to annual review beginning in 2027. The term of the Frost Employment Agreement will be until April 10, 2027, and it shall automatically be extended for two additional years following the end of the term then in effect, subject to terms in the Frost Employment Agreement.

Mr. Frost will also be eligible to receive annual cash incentive compensation of up to 60% of his base salary, payable upon meeting objectives as determined by the Board or a committee thereof, from time to time in their sole discretion. In fiscal year 2026, Mr. Frost shall be eligible to receive annual equity grants, in the sole discretion of the Board or a committee thereof. For 2026, the target equity grant is anticipated to be 30,000 restricted stock units, post the Reverse Stock Split.

The Frost Employment Agreement also requires the Company to provide certain payments and benefits in the event of a termination of Mr. Frost’s employment. Such benefits include, without limitation, accrued and unpaid base salary to the date of termination, accrued and unused vacation, and in certain circumstances, target bonus amounts and other compensation earned for periods ended prior to the termination event. Severance and acceleration of vesting benefits are provided for certain termination events, including termination by the Company without cause, termination by Mr. Frost for good reason and termination in connection with a change-in-control, which are each defined in the Frost Employment Agreement. In some instances, Mr. Frost’s receipt of such payments and other benefits in connection with such a termination is subject to Mr. Frost signing a general release of claims, as provided in the Frost Employment Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
10.1	Amended and Restated Employment Agreement John Duke and the Company dated March 6, 2026
10.2	Amended and Restated Employment Agreement Mark Frost and the Company dated March 6, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.

Date: March 10, 2026	By:	/s/ Mark Frost
Mark Frost
Chief Financial Officer